ACQUISITION AGREEMENT


     This Agreement is entered into on this 5th day of May 2002, by and between Oasis Information Systems, Inc., a Nevada corporation hereinafter referred to as OSSI, and West Hastings Partners a general partnership, hereinafter referred to as WH Partners.

                                                               RECITALS

A. OSSI is a full reporting publicly trading company (symbol OSSI) having 200,000,000 shares of $.001 par value common stock authorized of which 70,167,823 shares are issued and outstanding.

B. WH Partners was formed to finance the acquisition of telecommunication networks and infrastructure, which would be operated as joint ventures with local partners in under serviced areas of the world. The local partners provide operation structure and licensing. The local joint venture then enters into contracts for network development and operations with the government approved operator. Throughout most of the underdeveloped countries, the demand for telecommunication infrastructure exceeds supply and by focusing on these countries. The operator who is first to provide the base service, is able to enter into being service providers for a whole range of other services. Over the last two years, the partnership has been successful in formalizing relationships with partners in several Central and South American countries, including the obtaining of a service contract in Mexico. The effective deployment of this network will result in cost effective communication services that enables a reliable and efficient connectivity to be implemented. The economics of the business model have been tested and the profitability confirmed. To date this partnership has expensed Seven Hundred Thousand Dollars ($700,000.00)in development costs and with the assigning of the Mexican joint venture agreement to a corporate entity, who can provide the next round of capital and structure, the deployment of the business plan would immediately make for that entity to attain positive cash flow and financial self sufficiency.

C. OSSI desires to acquire 100% of the partnership interest in WH Partners in exchange for common stock.

         D.       The parties with to formalize their agreement.


     NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

1. Purchase Agreement: OSSI hereby agrees to purchase 100% of the partnership from the partners of WH Partners in exchange for common stock of OSSI. Equity interests are set forth in Exhibit A attached hereto and made a part hereof.

2. Exchange: OSSI hereby agrees to transfer to WH Partners, Forty-Two Million Five Hundred Thousand (42,500,000) shares of common voting stock in exchange for the partnership interests.

3.  Business  Purpose:   The  parties  acknowledge  that  the  purpose  of  this
transaction is to provide an ongoing telecommunication business.

4. Exempt Transaction: All parties acknowledge and agree that any transfer of securities pursuant to this Agreement will constitute an exempt isolated transaction and that the securities received in such transfer or exchange shall not be registered under Federal or State securities law.

5. Transfer of Securities: All parties acknowledge and agree that the common stock of OSSI received by WH Partners shall be issued directly to the partners as their interests appear.

6. Unregistered Securities: WH Partners are aware and acknowledge that the shares of OSSI to be transferred will be unregistered securities and may not be transferred by WH Partners, unless subsequently registered or an exemption from registration is available. The certificates representing the shares of OSSI will bear a restrictive legend.

7. Default: In the event any party defaults in performing any of its duties or obligations under this Agreement, the party responsible for such default shall pay all costs incurred by the other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgment.

8. Notices: Any notice or correspondence required or permitted to be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given by depositing such notice or correspondence in the U. S. Mail postage prepaid, certified or registered, return receipt requested, addressed to the party at the following address:

                         Oasis Information Systems, Inc.
                         2921 No. Tenaya Way, Suite 216
                             Las Vegas, Nevada 89128


                             West Hastings Partners
                       850 West Hastings Street, Suite 411
                              Vancouver, BC V6C1E1

          Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U. S. Mail. Any party may change its address for purpose of this Agreement by giving written notice to the other parties as provided above.

9. Covenants: A-The parties agree that upon closing, the outstanding stock of OSSI will be reversed in a one for ten basis and the appropriate 10b17 filling the cusip and symbol change will occur.

B-At a shareholders meeting to be called, in compliance with SEC proxy rules and in accordance with the By-Laws of Ossi, whereby the shareholders will elect directors for the coming year.

10. Binding: This Agreement shall be binding upon the parties hereto and upon their respective heirs, representatives, successors and assigns.

11. Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada.

12. Authority: The parties executing this Agreement on behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of the Boards of Directors of their respective corporations and/or entities.

13. Signatures: This Acquisition Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Acquisition Agreement, as of the day and year first written above.




  OASIS INFORMATION SYSTEMS, INC.



  By: __________________________            By:
          President                                           Secretary


  WEST HASTINGS PARTNERS
  PARTNERS


  1.
          Diane Robinson



  2.
          Ed Gallagher



  3.
          Max Anderson



  4.
          ECom Capital



  5.
          Werner Grieder



  6.
          Liem Mark Enterprises



  7.
          Mary Baker